CERTIFICATE OF AMENDMENT OF INCORPORATION
                            (AFTER ISSUANCE OF STOCK)



                  GOLDFISH INDUSTRIES, INC., FILE # C17760-1999
                  ---------------------------------------------
                               NAME OF CORPORATION


     We,  the  undersigned,          Henry  Martens                 and
                            ---------------------------------------
                                     Acting  President


    Carol Allen      of        GOLDFISH INDUSTRIES, INC.
-------------------      --------------------------------------
     Secretary

do  hereby  certify:

     That the Board of Directors of said corporation at a meeting duly convened,
held  on the   24th    Day of   April  , 2002, adopted a resolution to amend
             ---------        ---------
the  original  Articles  of  Incorporation  as  follows:


     Article  I  is  hereby  amended  as  follows:

          The  name  of  the  corporation  is  and  shall  now  be  known  as:


                          NUTRI BERRY INDUSTRIES, INC.


     Article  IV  is  hereby  amended  as  follows:

          The aggregate number of shares which the corporation shall have the authority of issue, including the classes thereof and special provisions, are as follows: 110,000,000 shares; 100,000,000 shares of voting, common stock with a par value of $.001 and 10,000,000 non-voting preferred shares with a par value of $.001. The shareholders shall NOT have the right to accumulate votes in the election of directors with respect to shares of stock in the corporation. Each COMMON share shall be entitled to one vote. The holders of the preferred shares and common shares are entitled to receive the net assets of the corporation upon dissolution. The Board of Directors can restructure the issued and outstanding shares with respect to a forward or reverse split, without a shareholders meeting, general or special meeting, providing that 50% of the shareholders agree to the share reorganization within the limits of the share capitalization of 100,000,000 shares of common stock and/or 10,000,000 shares of preferred stock

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     The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 5,800,000 common voting shares of stock and that the said changes and amendments have been consented to, and approved by 5,800,000 votes, consisting of 100% of the stockholders entitled to vote hereon.



/s/ Henry Martens
__________________________________
Henry Martens,  Acting  President

/s/ Carol Allen
__________________________________
Carol Allen,  Corporate  Secretary